Exhibit 10.1

GOPHER PROTOCOL INC.

2500 Broadway, Suite F-125

Santa Monica, CA 90404

November 28, 2018

Robert Klimov, Managing Partner

Bellridge Capital, LP

515 E. Las Olas Boulevard Suite 120A

Fort Lauderdale Florida 33301

Re:	Gopher Protocol Inc. (the “Company”)

Mr. Klimov:

Reference is hereby that certain Securities Purchase Agreement (the “Bellridge Agreement”) between the Company and Bellridge Capital, LP (“Bellridge” or the “Purchaser”) dated March 1, 2018 pursuant to which the Company issued Bellridge a 10% Convertible Debenture in the principal amount of $750,000 dated March 1, 2018 (the “First Bellridge Debenture”) and a 10% Convertible Debenture in the principal amount of $750,000 dated April 9, 2018 (the “Second Bellridge Debenture” and together with the First Bellridge Debenture, the “Bellridge Debentures”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Bellridge Agreement or the Debentures.

The Company and Bellridge hereby agree as follows:

1)       Subject to the Company’s compliance with the terms of this Agreement, Bellridge acknowledges that there is no Event of Default solely with respect to the issuance of that certain Convertible Promissory Notes dated September 28, 2018 to Power Up Lending Group Ltd. in the principal amount of $243,600 (“Power UP Note 1”) and dated November 6, 2018 in the principal amount of $183,600 (“Power Up Note 2”)., as defined in Section 6(a) of the Bellridge Debentures, and waives any potential Event of Default that may have occurred under the Bellridge Debentures or the Bellridge Agreement, solely with respect to the issuance of the Power UP Note 1) and the Power Up Note 2. Other than pursuant to the issuance of the Power Up Note 1 and the Power Up Note 2 no other waiver is being granted.

2)       The Company, in its sole and absolute discretion, may prepay the full amount owed under the Bellridge Debentures at any time prior to 5:00 p.m. New York City time on December 17, 2018 (the “Repayment Date”) by making a payment of $2,450,000 to Bellridge. Upon such payment, the Company shall have no further obligations to Bellridge and the Bellridge Agreement and the Bellridge Debentures shall be null and void.

3)       Bellridge will not submit any conversion notices under the Bellridge Debentures until after the Repayment Date.

4)       In the event the Bellridge Debentures are not paid off as of the Repayment Date in accordance with Section 2 above: (i)the outstanding principal amount  (principal balance) of the First Bellridge Debenture shall be increased to $1,022,510.00 and the outstanding principal amount (principal balance) of the Second Bellridge Debenture shall be increased to $1,427,490.00 and (ii) the Conversion Price, as defined in Section 2(b) of the Bellridge Debentures, shall be amended and restated as follows:

a.       Conversion Price.  The Conversion Price means, as of any Conversion Date or other date of determination, shall be 35% of the lowest trading price for the Company’s Common Stock during the twenty Trading Days immediately preceding the delivery by the Holder of a Notice of Conversion. The applicable prices shall be as reported by Bloomberg L.P. Notwithstanding the foregoing; in no event shall the Conversion Price be less then the par value of the Common Stock. All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

5)       The Company’s failure to timey honor its obligations under this Agreement shall constitute an Event of Default (as defined in the Debentures) under the Debentures.

6)       The Company shall, by 9:30 a.m. (New York City time) on the 2nd Trading Day following the date hereof, disclose the material terms of the transactions contemplated hereby by issuing a Current Report on Form 8-K regarding the transaction with the form of this Agreement included as exhibits. The Company and the Purchaser shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement (other than in the Company’s SEC Reports after the date of this Agreement or exhibits filed therewith) without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, other than in connection with the Company’s SEC Reports or disclosures to any regulatory agency or Trading Market that the Company determines are necessary or appropriate, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser, in any press release or similar public statement, without the prior written consent of the Purchaser.

7)       Except as specifically set forth in this Agreement, the terms and conditions of the Bellridge Agreement and the Debentures shall remain in full force and effect. No waiver of the performance of any obligation under this Amendment shall be effective unless it has been given in writing and signed by the party giving such waiver.

8)       The Company has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Assignor, enforceable against Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity. The shares common stock issuable upon conversion of the Debentures will be when issued validly issued and non-assessable. The company agrees and acknowledges that the Debentures (as amended hereby) will tack back under Rule 144 under the Securities Act of 1933, as amended, to March 1, 2018 in the case of the First Bellridge Debenture and April 9, 2018 in the case of the Second Bellridge Debenture.

The Company requests that you execute this letter below indicating that you agree with the above terms.

Sincerely, Gopher Protocol Inc. By:/s/ Douglas Davis Name: Douglas Davis Title: Interim CEO

ACKNOWLEDGED AND AGREED:

Bellridge Capital, LP

By: /s/ Robert Klimov

Name: Robert Klimov

Title: Managing Partner

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